UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Virginia Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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102 S. Main Street

P.O. Box 71

Culpeper, Virginia 22701

Dear Fellow Shareholders:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Virginia Financial Group, Inc. The meeting will be held on Tuesday, April 19, 2005, at 10:00 a.m. at the Omni Hotel, 235 West Main Street, Charlottesville, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

Please complete, sign, date and return the enclosed proxy card as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. The proxy may be revoked at any time before it is voted at the Annual Meeting.

We appreciate your continuing loyalty and support of Virginia Financial Group, Inc. and its affiliated companies.

Sincerely,

/s/ Taylor E. Gore
Taylor E. Gore
Chairman of the Board

/s/ O. R. Barham, Jr.
O. R. Barham, Jr.
President & Chief Executive Officer

March 16, 2005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 19, 2005

To Our Shareholders:

The Annual Meeting of Shareholders of Virginia Financial Group, Inc. will be held on Tuesday, April 19, 2005, at 10:00 a.m. at the Omni Hotel, 235 West Main Street, Charlottesville, Virginia, for the following purposes:

1.	To elect four (4) directors to serve until the 2008 Annual Meeting of Shareholders, or until their successors are elected and qualified;

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C., as independent registered public accountants for the fiscal year ending December 31, 2005; and

3.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 4, 2005, will be entitled to notice of and to vote at, the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors,

/s/ Fred D. Bowers
Fred D. Bowers
Secretary

March 16, 2005

IMPORTANT NOTICE

Please complete, sign, date and return the enclosed proxy card in the accompanying postage-paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters which are considered, in which event the signed proxies will be revoked.

VIRGINIA FINANCIAL GROUP, INC.

102 South Main Street

Post Office Box 71

Culpeper, Virginia 22701

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 19, 2005

GENERAL INFORMATION

The enclosed proxy is solicited by and on behalf of the Board of Directors of Virginia Financial Group, Inc. (the “Company”) for the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, April 19, 2005, at 10:00 a.m. at the Omni Hotel, 235 West Main Street, Charlottesville, Virginia, for the purposes set forth in the accompanying Notice of Annual Meeting. The approximate mailing date of this Proxy Statement and accompanying proxy is March 16, 2005.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it at any time before the proxy is exercised by submitting a written notice of revocation or a duly executed proxy bearing a later date to the Company at its office located at 102 South Main Street, P.O. Box 71, Culpeper, Virginia 22701. Shareholders also may revoke their proxies by attending the Annual Meeting and voting in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to a proposal, the proxy will be voted FOR the director nominees named in proposal 1 and FOR proposal 2, as set forth in the accompanying notice and further described herein.

Voting Rights of Shareholders

Only shareholders of record at the close of business on March 4, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on the record date, 7,163,734 shares of Company common stock, par value $5.00 per share, were outstanding and entitled to vote at the Annual Meeting. The Company has no other class of stock outstanding.

Each share of Company common stock entitles the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shareholders of the Company are not entitled to cumulative voting rights. The presence, in person or by proxy, of a majority of the votes entitled to be cast will constitute a quorum for the transaction of business at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to a matter.

With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of votes cast (even if less than a majority) will be elected directors; therefore, votes withheld will have no effect. The ratification of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accountants requires the affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether a proposal has been approved, and therefore have no effect.

Solicitation of Proxies

The expenses of soliciting proxies will be borne by the Company. Proxies are being solicited by mail, and also may be solicited by directors, officers and employees of the Company in person, by telephone or by mail. Officers, directors and employees of the Company will not receive special compensation for their solicitation activities. The Company may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of Company common stock.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence

The Board has determined that each of the current directors standing for re-election has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, and is independent within the meaning of the Company’s independence standards, which reflect the requirements of the NASDAQ Stock Market for director independence as currently in effect. Furthermore, the Board has determined that each of the members of each of the Board’s committees has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, and is independent within the meaning of the Company’s director independence standards.

There are no family relationships among any of the Company’s directors or executive officers, and none of the directors serve as a director of any other company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934.

Board Structure and Committee Composition

The Board currently has 13 directors and five committees consisting of Audit and Compliance, Executive, Governance and Nominating, Personnel and Compensation and Virginia Commonwealth Trust Company. The current membership and the function of each committee are described below. During 2004, the Board held twelve regular meetings. Each director attended at least 75% of the meetings of the Board and any committees on which he or she served during 2004.

It is the belief of the Board that directors should attend all scheduled Board and committee meetings (in person or by means of an electronic conference arrangement) as well as the annual meetings of shareholders. It is Board policy that directors must attend at least 75% of scheduled meetings to be candidates for nomination to the Board for the next year. The Governance and Nominating Committee may make exceptions to this requirement for extenuating circumstances. Directors are encouraged to attend the annual meetings of shareholders, and fifteen directors attended the 2004 Annual Meeting of Shareholders.

Name of Director	Audit and Compliance	Governance and Nominating	Personnel and Compensation	Executive	Virginia Commonwealth Trust Company
Lee S. Baker			X

O. R. Barham, Jr.				X	X

Benham M. Black		X*

Fred D. Bowers				X

E. Page Butler		X

Gregory L. Fisher	X*

Taylor E. Gore				X*

Christopher M. Hallberg		X			X*

Jan S. Hoover	X				X

Martin F. Lightsey			X	X

P. William Moore, Jr.	X				X

H. Wayne Parrish			X*

Thomas F. Williams, Jr.		X	X

Number of Meetings in Fiscal 2004	5	5	13	4	9

X = Committee member; * = Chair

Governance and Nominating Committee

The Governance and Nominating Committee was organized in 2003. The committee operates pursuant to a written charter which was adopted by the Board of Directors and is reviewed annually. A copy of the Governance and Nominating Committee charter is available on our web site at www.vfgi.net under “Corporate Governance.” Under its charter, the committee is to consist of not less than three independent board members who satisfy the independence standards of the Company.

Shareholder Nominees

The Governance and Nominating Committee is responsible for selecting those individuals to recommend to the entire Board of Directors for nomination to the Board. The committee identifies director nominees through a combination of referrals, including management, existing Board members and shareholders, and direct solicitations, where warranted. Once a potential candidate has been identified, the committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to recommend the individual for nomination to the entire Board of Directors to stand for election to the Board.

Among the factors that the committee considers when evaluating proposed nominees are their independence, financial literacy, business experience, character, judgment and strategic vision. Other considerations include experience in capital markets and mergers and acquisitions. The committee may request references and additional information from a candidate prior to reaching a conclusion. The committee is under no obligation to formally respond to recommendations, although as a matter of practice, every effort is made to do so.

The committee will consider candidates for directors proposed by shareholders, but only if written notice of a shareholder’s intent to make such nomination is delivered either by personal delivery or mail to the Secretary of the Company no less than 120 days prior to the first anniversary of the initial notice given to shareholders of record for the previous annual meeting. If the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice shall be required to be given not less than 90 days nor more than 120 days prior to the date set for such meeting of shareholders. Any director candidate submitted by a shareholder will be reviewed and considered by the committee in the same manner as all other candidates based on the qualifications described above.

Each notice of a shareholder’s intention to make nominations shall set forth (a) the name and address of the shareholder who intends to make the nomination, and the name and address of the person to be nominated; (b) a representation that the shareholder is the owner of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee for director and any other person(s) pursuant to the nomination; (d) such other information regarding the nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”); and (e) the written consent of each nominee to serve as a director of the Company if so elected. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing requirements.

The Governance and Nominating Committee received no shareholder recommendations for nomination to the Board of Directors for the 2005 Annual Meeting of Shareholders. To be considered for the 2006 Annual Meeting of Shareholders, the Company’s Secretary at 102 South Main Street, P.O. Box 71, Culpeper, Virginia 22701 must receive nominations by November 16, 2005.

Audit and Compliance Committee

The Audit and Compliance Committee is appointed by the Company’s Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities for the Company’s accounting and financial reporting processes and audits of the financial statements of the Company. The purpose of the committee is to monitor (1) the integrity of the Company’s financial statements, (2) the independence and qualifications of its independent registered public accountants, (3) the Company’s compliance with legal and regulatory requirements, (4) the performance of the Company’s internal audit function, (5) the performance of the Company’s independent registered public accountants and (6) the Company’s system of internal controls. The committee also prepares the report required by the SEC’s proxy rules, which is included herein. The Board of Directors has determined that Mrs. Hoover, Vice Chairperson of the Audit and Compliance Committee, is an “financial expert” as defined by the regulations of the SEC and is independent for audit and compliance committee purposes under the rules of the NASDAQ Stock Market for director independence as currently in effect.

Personnel and Compensation Committee

The Personnel and Compensation Committee is appointed by the Company’s Board to handle responsibilities with respect to compensation of the Company’s executive officers, senior management and directors. The committee reviews compensation plans, policies and programs of the Company and its affiliates. The committee evaluates and makes recommendations to the Board regarding compensation of the Chief Executive Officer and other executive officers of the Company. The committee evaluates and makes recommendations regarding the compensation of the directors, including their compensation for services on Board committees. The committee also prepares the report required by the SEC’s proxy rules, which is included herein.

Executive Committee

The Executive Committee is appointed by the Company’s Board to handle strategic and operational responsibilities as may be delegated by the Board from time to time.

Communications with the Board

Individuals may communicate with the Board by submitting an email to the Company’s Director of Internal Audit at www.vfgi.net, who reports directly to the Board of Directors. The Director of Internal Audit, at her discretion, shall forward communications to a specific committee or to management. A log of communications will be maintained by the Director of Internal Audit, and the log will be reviewed by the Audit and Compliance Committee of the Board on a regular basis.

Executive Sessions

Regularly scheduled executive sessions of the independent directors are held at least three times a year. One meeting will be a special executive session meeting, while the other two will convene as part of a regular monthly board meeting. The sessions are scheduled and chaired by the Governance and Nominating Committee. Any independent director can request that an additional executive session be scheduled.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 4, 2005, about the beneficial ownership of the Company’s common stock of each director, director nominee, certain executive officers and of all directors, director nominees, and executive officers of the Company as a group. To the Company’s knowledge, no shareholder of the Company owns more than 5% of the Company’s outstanding common stock.

Name	Number of Shares Beneficially Owned (1)		Percentage of Common Stock Outstanding
Directors
Lee S. Baker	26,656	(2)	*
O.R. Barham, Jr.	27,445	(3)	*
Benham M. Black	19,432	(4)	*
Fred D. Bowers	9,100	(5)	*
E. Page Butler	24,996	(6)	*
Gregory L. Fisher	2,776		*
Taylor E. Gore	10,355		*
Christopher M. Hallberg	12,221		*
Jan S. Hoover	1,143	(7)	*
Martin F. Lightsey	2,050		*
P. William Moore, Jr.	8,242	(8) (9)	*
H. Wayne Parrish	11,064		*
Thomas F. Williams, Jr.	13,626	(10)	*

Non-Director Executive Officers
Jeffrey W. Farrar	10,083	(3)	*
Christopher J. Honenberger	9,291	(11)	*
William D. Stegall	3,076	(11)	*

All directors and executive officers as a group (16 persons)	191,556		2.7%

*	Represents less than 1% of the total outstanding shares of the Company’s common stock.

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire beneficial ownership of the security within 60 days.

(2)	Includes 17,192 shares registered in the name of corporations and 1,000 shares registered in Mr. Baker’s spouse’s name, as to which shares Mr. Baker disclaims beneficial ownership.

(3)	Includes 17,779 shares and 7,034 shares for Mr. Barham and Mr. Farrar, respectively, which are subject to presently exercisable options. Also includes 1,600 shares and 669 shares for Mr. Barham and Mr. Farrar, respectively, of restricted stock that vest in equal one-third installments through January 20, 2007.

(4)	Includes 18,318 shares registered in the name of a trustee. Also includes 200 shares registered in Mr. Black’s spouse’s name, as to which shares Mr. Black disclaims beneficial ownership. In addition, Mr. Black is a trustee of P.W. Moore Trust U/A, which owns 2% of the voting common stock and 100% of the nonvoting common stock of Mocomp, Inc. (“Mocomp”), which, in turn, owns 241,672 shares of the Company’s common stock. Mr. Black also is one of five directors of Mocomp. Mr. Black refrains from voting as a Mocomp director on any matter relating to the Company. Mr. Black does not have any ownership interest in P.W. Moore Trust U/A and does not own any shares of Mocomp. Mr. Black disclaims beneficial ownership of the shares of Company common stock held directly by Mocomp and indirectly by P.W. Moore Trust U/A, and none of those shares are reflected in this table.

(5)	Includes 8,100 shares registered in Mr. Bowers’ spouse’s name, as to which shares Mr. Bowers disclaims beneficial ownership.

(6)	Includes 1,265 shares that are subject to presently exercisable stock options. Also includes 6,995 shares held in the name of corporations and 434 shares held in Mr. Butler’s spouse’s name.

(7)	Includes 300 shares registered in Mrs. Hoover’s child’s name, as to which shares Mrs. Hoover disclaims beneficial ownership.

(8)	Includes 800 shares registered in Mr. Moore’s spouse’s name, as to which shares Mr. Moore disclaims beneficial ownership, and 3,500 shares registered in the name of Moore Brothers Company Incorporated, of which Mr. Moore is President.

(9)	Mr. Moore is a trustee of P.W. Moore Trust U/A, which owns 2% of the voting common stock and 100% of the nonvoting common stock of Mocomp, Inc. (“Mocomp”), which, in turn, owns 241,672 shares of the Company’s common stock. Mr. Moore also is one of five directors of Mocomp. Mr. Moore refrains from voting as a Mocomp director on any matter relating to the Company. Mr. Moore disclaims beneficial ownership of the shares of Company common stock held directly by Mocomp and indirectly by P.W. Moore Trust U/A, and none of those shares are reflected in this table.

(10)	Includes 595 shares owned by Investors Ten Partnership of which Mr. Williams is a general partner, and as to which shares Mr. Williams disclaims beneficial ownership.

(11)	Includes 6,515 shares and 1,180 shares for Mr. Honenberger and Mr. Stegall, respectively, which are subject presently to exercisable options. Also includes 500 and 750 shares for Mr. Honenberger and Mr. Stegall, respectively, of restricted stock that vests in one-fifth installments through January 20, 2010.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes of directors (Class I, Class II and Class III). The term of office for the Class I directors will expire at the Annual Meeting. The first four persons in the table below, all of whom currently serve as Class I directors of the Company, will be nominated to serve as Class I directors. If elected, the Class I directors will serve for a term of three years until the 2008 Annual Meeting, or until their retirement or successors are duly elected and qualify.

The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If any of the persons named below is unavailable to serve for any reason, an event that the Board of Directors does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors may designate. In the alternative, the Board may reduce the size of a class of directors to the number of remaining nominees, if any, for whom the proxies will be voted.

The following table sets forth certain information concerning the nominees for election at the Annual Meeting as directors, as well as certain information about the remaining Class II and Class III directors, who will continue in office after the Annual Meeting until the 2006 and 2007 Annual Meetings, respectively. The Board of Directors recommends that the shareholders vote FOR election of the directors who have been nominated.

NOMINEES FOR RE-ELECTION

CLASS I DIRECTORS

(Serving until 2008 Annual Meeting of Shareholders)

Name of Director	Age and Principal Occupation During Past Five Years

E. Page Butler	Mr. Butler, 57, is the President of Butler Construction of Va., Inc., a commercial construction company located in Spotsylvania, Virginia. Mr. Butler has served as a director of the Company since 1996. (1)

Gregory L. Fisher	Mr. Fisher, 55, is the President/Owner of Eddins Ford, Inc., an automobile dealership in Madison, Virginia. Mr. Fisher has served as a director of the Company since 1992. (1)

Christopher M. Hallberg	Mr. Hallberg, 55, is the President/Owner of Hallberg and O’Malley Financial Group, Inc., a financial services advisory firm located in Fredericksburg, Virginia. Mr. Hallberg has served as a director of the Company since 1988.(1)

Martin F. Lightsey	Mr. Lightsey, 62, is the Chairman of the Board of Specialty Blades, Inc., a specialty blades manufacturer in Staunton, Virginia. Mr. Lightsey has served as a director of the Company since 1995. (2)

CLASS II DIRECTORS

(Term to Expire at 2006 Annual Meeting of Shareholders)

Name of Director	Age and Principal Occupation During Past Five Years

Fred D. Bowers	Mr. Bowers, 68, is Secretary of the Company. Mr. Bowers previously served as Executive Vice President and Chief Financial Officer of Planters Bank & Trust. Mr. Bowers has served as a director of the Company since 2001. (2)

Taylor E. Gore	Mr. Gore, 66, is Chairman of the Board of the Company. Mr. Gore previously served as Executive Vice President and General Manager of Culpeper Farmers’ Co-op, Inc., Culpeper, Virginia. Mr. Gore has served as a director of the Company since 1975. (1)

Jan S. Hoover	Mrs. Hoover, 48, is Vice President of Arehart Associates, Ltd., an accounting services and financial consulting company in Waynesboro, Virginia. Mrs. Hoover has served as a director of the Company since 1995. (2)

H. Wayne Parrish	Mr. Parrish, 61, is Vice Chairman of the Board and owner of Parrish Appraisal Service located in Fredericksburg, Virginia. Mr. Parrish has served as a director of the Company since 1988. (1)

CLASS III DIRECTORS

(Term to Expire at 2007 Annual Meeting of Shareholders)

Name of Director	Age and Principal Occupation During Past Five Years

Lee S. Baker	Mr. Baker, 54, is the Owner and Manager of Staunton Tractor, Inc. in Staunton, Virginia. Mr. Baker has served as a director of the Company since 1984. (2)(3)

O. R. Barham, Jr.	Mr. Barham, 54, is President and Chief Executive Officer of the Company. Prior to January 18, 2002, he served as President and Chief Executive Officer of Virginia Commonwealth. Mr. Barham has served as a director of the Company since 1996. (2)

Benham M. Black	Mr. Black, 70, is a partner in the law firm of Black, Noland & Read, P.L.C., Staunton, Virginia. Mr. Black has served as a director of the Company since 1969. (2)(3)

P. William Moore, Jr.	Mr. Moore, 63, is Chairman of Moore Brothers Co., Inc., a commercial construction company located in Verona, Virginia. Mr. Moore has served as a director of the Company since 2001. (2)

Thomas F. Williams, Jr.	Mr. Williams, 66, is a partner in the law firm of Franklin, Williams and Cowan in Fredericksburg, Virginia. Mr. Williams has served as a director of the Company since 1988. (1)

(1)	Includes term as a director of Virginia Commonwealth Financial Corporation (“Virginia Commonwealth”) before it became Virginia Financial Group, Inc. on January 18, 2002.

(2)	Includes term as a director of Virginia Financial Corporation (“Virginia Financial”) before it became Virginia Financial Group, Inc. on January 18, 2002.

(3)	Includes term as a director of Planters Bank & Trust Company of Virginia before it formed Virginia Financial Corporation in 1997 as a one-bank holding company.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directors and executive officers of the Company are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Company’s equity securities. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that its officers and directors complied with all filing requirements under Section 16(a) during 2004.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2004 with respect to certain compensation plans under which equity securities of the Company are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	97,865	$22.10	652,135	(1)
Equity compensation plans not approved by shareholders	-0-	-0-	-0-

Total	97,865	$22.10	652,135	(1)

(1)	Company Stock Incentive Plan.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table shows the cash compensation earned by O. R. Barham, Jr., President and Chief Executive Officer, Jeffrey W. Farrar, Executive Vice President and Chief Financial Officer of Virginia Financial Group, Inc., William D. Stegall, President and CEO of Planters Bank & Trust Company of Virginia, and Christopher J. Honenberger, President and CEO of Second Bank & Trust during 2004, 2003, and 2002. During 2004, no other executive officer of the Company earned compensation in excess of $100,000.

Name and Principal Position	Year	Annual Compensation				Long Term Compensation Awards		All Other Compensation (4)
		Salary	Bonus		Other Annual (1) Compensation	Restricted Stock Awards($) (2)	Securities Underlying Options(#) (3)
O.R. Barham, Jr. President/Chief Executive Officer	2004 2003 2002	$285,000 265,000 250,000		$95,000 89,900 74,500	— — —	$26,566 23,841 33,948	4,572 5,444 7,100	$13,219 22,390 12,500

Jeffrey W. Farrar Executive Vice President/CFO	2004 2003 2002	$160,000 138,000 130,000		$47,380 42,250 37,664	— — —	$9,953 8,282 11,808	1,711 1,890 2,500	$7,620 4,861 2,651

William D. Stegall President/CEO Planters Bank & Trust	2004 2003 2002	$178,000 170,000 150,000	$	— 30,646 37,500	— — —	$27,750 — 13,410	— — —	$13,076 12,992 —

Christopher J. Honenberger President/CEO Second Bank & Trust	2004 2003 2002	$151,000 148,000 138,000	$	— 12,861 34,500	— — —	— — —	— — —	$6,034 3,991 4,116

(1)	The amount of compensation in the form of perquisites or other personal benefits properly categorized in this column according to the disclosure rules adopted by the Securities and Exchange Commission did not exceed the reporting thresholds in any of the three years reported.

(2)	On December 31, 2004, based on the closing price of the Company’s common stock on that date, Mr. Barham held 1,600 shares of Company restricted stock, having an aggregate value of $58,656, Mr. Farrar held 669 shares of Company restricted stock having an aggregate value of $27,495; and Mr. Stegall held 750 shares of Company restricted stock having an aggregate value of $32,994. All restricted shares of the Company’s common stock are entitled to dividends at the same rate as unrestricted shares of the Company’s common stock.

(3)	Issued under the Company’s Stock Incentive Plan.

(4)	Amounts disclosed in this column include the Company’s contributions under the 401(k) plan and non-qualified executive deferred compensation plan. In 2004, the Company made a 401(k) matching contribution of $13,219, $7,620, $13,076, and $6,034, on behalf of Messrs. Barham, Farrar, Stegall, and Honenberger, respectively, and a contribution of $14,250 to Mr. Barham’s account in the deferred compensation plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5% ($)	10% ($)
O.R. Barham, Jr.	4,572	40.6%	$35.75	1/20/14	$109,569	$271,287

Jeffrey W. Farrar	1,711	15.2%	$35.75	1/20/14	$41,005	$101,525

William D. Stegall	—	—	—	—	—	—

Christopher J. Honenberger	—	—	—	—	—	—

(1)	Options vest in one-fifth installments commencing on January 20, 2005.

FISCAL YEAR-END OPTION VALUES

Name	Number of Securities Underlying Unexercised Options at 12/31/04 (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at 12/31/04 ($) Exercisable/Unexercisable
O.R. Barham, Jr.	17,779/13187	$324,341/$51,439

Jeffrey W. Farrar	7,034/4,723	$131,364/$16,495

William D. Stegall	1,180/1,770	$9,098/$13,647

Christopher J. Honenberger	4,527/4,527	$99,911/$0

Employment Agreements

The Company has employment agreements with Messrs. Barham and Farrar. Each of the agreements is for an initial three-year term expiring December 31, 2007, and each thereafter renews automatically for successive one-year terms unless terminated by either party. Each of the agreements provides for a specified minimum base pay during each year of the initial term, opportunities to earn incentive bonuses based on performance criteria set by the Board, annual incentive stock options, stock appreciation rights or restricted stock awards, health insurance and other benefits, such as a car or vehicle allowance, country club dues and reimbursement for costs of attending professional meetings. Mr. Barham’s agreement also contains additional provisions for the establishment of a supplemental retirement plan and deferred compensation contribution. Under these agreements, if the Company terminates the employee without cause or the employee terminates his employment for good reason (as defined in the agreement), the Company is obligated to pay the employee’s annual base salary, and maintain the employee’s welfare benefits, for an additional 18 months and all unvested stock options and other stock awards will become fully vested. These post-termination payments are conditioned upon certain non-competition covenants of the employee. These agreements also provide for three years continued employment in the event of a change in control (as defined in the agreement) of the Company. If, however, following a change in control, the Company terminates the employee without cause or the employee terminates his employment for good reason, the Company is obligated to maintain the employee’s welfare benefits for an additional 36 months and to pay the employee a lump-sum case payment equaling 2.99 times his combined annual base salary at the time of termination and his highest annual bonus during the two most recently completed years (limited, however, to the maximum amount, if any, which can be paid without any of the payments being excess parachute payments under Internal Revenue Code section 280G).

The Company also has employment agreements with Messrs. Stegall and Honenberger, which automatically renew from year to year unless terminated by either party. The agreements provide for participation in the Company’s Incentive Stock Option Plan, health insurance and other benefits, including an automobile and country club dues and reimbursement for costs of attending professional meetings. Under these agreements, if the Company terminates the employee without cause or the employee terminates his employment for good reason (as defined in the agreement), the Company is obligated to pay in a lump sum the employee’s annual base salary for a period of 12 months from the date of termination and to maintain the employee’s welfare benefits for 12 months following termination. Each agreement also provides that in the event of a change in control (as defined in the agreement) of the Company the employee has the right to elect either (i) continued employment under his agreement for 24 months or (ii) to receive, as a severance benefit, the continuation for 24 months of his salary and benefits and the vesting and immediate exercisability of any stock options and the receipt of any restricted stock previously awarded to him (limited, however, to the maximum amount, if any, which can be paid without any of the payments being excess parachute payments under Internal Revenue Code section 280G).

Retirement Benefits

The Company has a noncontributory pension plan (the “Retirement Plan”) for certain employees which conforms to the Employee Retirement Income Security Act of 1974 (“ERISA”). The amount of benefits payable under the plan is determined by an employee’s period of credited service. The amount of normal retirement benefit will be determined based on a pension equity credit formula. The employee receives credits based on average compensation, age and years of service. The plan provides for early retirement for participants with five years of credited service and the attainment of age 55. A participant who terminates employment with two or more years of credited service will be entitled to a benefit. The benefits are payable in single or joint/survivor annuities, as well as a lump sum payment upon retirement or separation of service. Participation in the Retirement Plan is now frozen so that no new employees after June 30, 2002 will be added as participants.

The following table shows the estimated annual benefits payable under the Retirement Plan upon retirement based on the specified remuneration and years of credited service classifications, assuming continuation of the present plan and retirement at age 65 (normal retirement date):

	YEARS OF SERVICE
Average Compensation	10	15	20	25	30	35
10,000	1,053	1,412	1,680	1,881	2,030	2,141

25,000	2,633	3,529	4,201	4,702	5,075	5,352

50,000	5,267	7,058	8,401	9,403	10,150	10,704

75,000	7,900	10,587	12,602	14,105	15,224	16,056

100,000	10,533	14,115	16,802	18,806	20,299	21,408

125,000	13,167	17,644	21,003	23,508	25,374	26,760

150,000	15,800	21,173	25,203	28,210	30,449	32,112

175,000	18,433	24,702	29,404	32,911	35,523	37,464

200,000	21,067	28,231	33,604	37,613	40,598	42,816

205,000	21,593	28,937	34,444	38,553	41,613	43,886

Based on a straight life annuity assuming full benefit for a participant age 65 in 2004, and no offsets. Compensation taken into account under the Retirement Plan is limited by the Internal Revenue Code’s compensation limit, which is currently $205,000 and which is adjusted periodically for inflation.

The estimated annual benefit payable under the Retirement Plan upon retirement is $33,859, $34,019 and $20,652 for Messrs. Barham, Farrar and Honenberger respectively, with Mr. Barham credited with 24 years of service; Mr. Farrar credited with 31 years of service; and Mr. Honenberger credited with 17 years of service. The estimated lump sum benefit at retirement date is $396,983, $398,860 and $242,141 for Messrs. Barham, Farrar and Honenberger respectively. Mr. Stegall does not participate in the Retirement Plan.

The Company has a 401(k) Plan which covers substantially all employees. The plan’s primary purpose is to allow employees to save for retirement on a pre-tax basis. The plan provides for matching contributions by the Company equal to 100% of the first 3% of pay and 50% of the next 2% of pay contributed as salary reduction contributions by an employee. The plan also provides for discretionary basic contributions to be made by the Company to be allocated to eligible participants who are not active participants in the Retirement Plan and for discretionary additional contributions to be made by the Company to be allocated to all eligible participants, with each such contribution allocated to participant accounts in proportion to the covered participants’ relative compensation.

The Company has a Stock Incentive Plan under which options for the purchase of the Company’s stock, stock appreciation rights and restricted stock may be granted to key employees and directors of the Company. The plan has reserved for issuance 750,000 shares of the Company’s common stock. The plan requires that options be granted at an exercise price equal to 100% of the fair market value of the common stock on the date of grant.

The Company has a Non-Qualified Directors Deferred Compensation Plan. This plan allows for the deferral of pre-tax income associated with payment of director fees. Directors may elect to defer all or a portion of their annual directors fees under this plan. If so elected, monthly board fees are contributed directly to a trust with various investment options, and are held until such time as the director is entitled to receive a distribution.

The Company’s Virginia Heartland Bank affiliate has supplemental retirement agreements with the bank’s former executives which provide benefits payable over fifteen years.

The Company has an Executive Incentive Plan under which key employees are eligible to receive incentive awards directly related to Company profitability and revenue growth. Compensation under the plan is calculated under pre-determined guidelines set by the Company’s Board of Directors.

Compensation of Directors

Non-employee directors of the Company receive a monthly fee of $1,000 and an additional $500 for each monthly Board meeting they attend. All directors, with the exception of Mr. Barham, receive a fee of $200 for each committee meeting held and an additional fee of $400 for attendance at such meeting. If a committee meeting is held on the same day as the monthly Board meeting, directors receive a committee meeting fee of $200 and an additional $300 for attendance at such meeting.

The Company has a Non-Qualified Executive Deferred Compensation Plan for key employees. Pursuant to the plan, the President and select employees of the Company or its affiliates may defer receipt of a certain amount of pre-tax income and cash incentive compensation, for a period of not less than three years or until retirement, subject to termination of employment or certain other events, including an imminent change in control as defined in the plan. The Company may elect to make matching contributions from time to time at the Board’s discretion.

Non-employee directors are eligible to receive stock options and restricted stock awards under the Company’s Stock Incentive Plan. No stock awards have been made to non-employee directors.

Certain Relationships and Related Transactions

As of December 31, 2004, borrowings from the Company and its affiliates by all policy-making officers, directors, their immediate families, and affiliated companies in which they are shareholders amounted to approximately $20.1 million. This amount represented 15.8% of the total equity capital and 1.4% of the total assets of the Company as of December 31, 2004. These loans were made in the ordinary course of the Company’s business, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve greater than normal risks of collectibility. The Company expects to have similar banking transactions with directors, officers, principal shareholders and their associates in the future.

During the year 2004, the Company paid $57,334 for legal services to the firm of Black, Noland and Read, P.L.C., of which Mr. Black is a partner. The Company anticipates that the firm will continue to provide legal services to the Company in 2005. In addition, the Company paid $49,135 to Mr. Parrish for appraisal services he provided.

Personnel and Compensation Committee Interlocks and Insider Participation

No member of the Board’s Personnel and Compensation Committee serves or has served as an officer or employee of the Company or any of its affiliates. No member of the Board’s Personnel and Compensation Committee has participated in the Company’s employee benefit plans, or was at any time within one year prior to his appointment eligible to participate in such plans. During 2004, the Company paid $4,754 for legal services to the firm of Franklin, Williams and Cowan, of which Mr. Williams is a partner. The Company anticipates that the firm will continue to provide legal services to the Company in 2005.

Personnel and Compensation Committee Report on Executive Compensation

Compensation Philosophy

The general philosophy of the Personnel and Compensation Committee is to provide executive compensation that will enhance shareholder value, including annual compensation, consisting of salary and bonus awards, and long-term compensation, consisting of stock options and other equity based compensation. To this end, the committee designs compensation plans and incentives to tie executive compensation to the Company’s performance and link the financial interests of the Company’s executive officers to the interests of its shareholders, to encourage support of the Company’s long-term goals, to attract and retain talented leadership and to encourage significant ownership of the Company’s common stock by executive officers.

In making decisions affecting executive compensation, the committee reviews the nature and scope of the executive officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The committee also considers the compensation practices of other bank holding companies in the Company’s market area with a similar asset-size, and utilized the expertise of a compensation consultant during 2004. Based upon these and other factors it considers relevant, and in light of the Company’s overall long-term performance, the committee has considered it appropriate, and in the best interest of the shareholders, to set the overall executive compensation slightly above the average of companies in the bank holding companies group to enable the Company to continue to attract, retain and motivate the highest level of executive personnel.

There are two primary types of compensation provided to the Company’s executive officers:

•	Annual compensation, which includes base salary, intended to provide a stable annual salary at a level consistent with individual contributions, and annual performance bonuses intended to link officers’ compensation to the Company’s performance.

•	Long-term compensation, which includes stock or other equity based compensation and long-term incentive awards intended to encourage actions that maximize shareholder value.

Annual Compensation

Base Salary

Consistent with its stated philosophy, the committee aims to position base salaries for the Company’s executive officers annually at levels that are slightly higher than the regional industry peer group median, with consideration of the performance of the Company, individual performance of each executive and the executive’s scope of responsibility in relation to other officers and key executives within the Company. In selected cases, other factors may also be considered.

Annual Incentive Bonuses

The Company’s Executive Incentive Plan provides for the payment of cash bonuses based on the Company’s performance in relation to predetermined objectives and individual executive performance for the year then ended. Prior to the beginning of the fiscal year, the committee establishes performance objectives related to the Company’s earnings, balance sheet growth and efficiency. Based on the Company’s performance during 2004, compared with these objectives, $142 thousand was paid under the Executive Incentive Plan.

Long-term Compensation

The committee is committed to long-term incentive programs for executives that promote the long-term growth of the Company. The committee believes that management employees should be rewarded with a proprietary interest in the Company for continued long-term performance and to attract, motivate and retain qualified and capable executives.

Equity Based Compensation

The committee grants to executive officers options to purchase shares of the Company’s common stock under the Company’s Stock Incentive Plan adopted by the Company and its shareholders in 2002. In 2004, the committee granted options to Company executives to purchase an aggregate of 6,283 shares of the Company’s common stock. These options were granted at an exercise price equal to the fair market value of the common stock on the date of grant, become exercisable in five annual installments commencing one year after the date of grant and expire ten years from the date of grant. In addition, executives received 657 shares of restricted stock, which vests in one third installments commencing one year after date of grant.

Compensation of Chief Executive Officer

During 2004, the Company’s Chief Executive Officer received a base salary of $285,000, which represents a 7.5% increase over the annual base salary paid to him in 2003. The Company plans to pay the Chief Executive Officer a base salary of $319,000 during 2005, an increase of 11.9% based on recommendations from an independent consultant engaged to review executive compensation in 2004.

The Company’s Chief Executive Officer is eligible to participate in all of the Company’s long-term incentive programs. During 2004, the Chief Executive Officer received stock options to purchase 4,572 shares of the Company’s common stock as shown on the Summary Compensation Table. In addition, the Chief Executive Officer received a restricted share award consisting of 478 shares that vest in three equal installments commencing one year after the date of grant. The Summary Compensation Table includes additional information regarding the other compensation and benefits paid to the Company’s Chief Executive Officer.

The undersigned members of the Personnel and Compensation Committee have submitted this Report to the Board of Directors.

H. Wayne Parrish, Chair

Lee S. Baker

Martin F. Lightsey

Thomas F. Williams, Jr.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Yount, Hyde & Barbour, P.C. for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and 2003, and fees billed for other services rendered by Yount, Hyde & Barbour, P.C during those periods.

Year Ended December 31	2003	2004
Audit Fees	$76,775	$115,200

Audit Related Fees(1)	55,095	70,800

Tax Fees(2)	4,000	7,500

All Others Fees	—	—

Total	$135,870	$193,500

(1)	Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of VFG’s financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, audits of the Company’s benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of VFG’s financial statements, and accounting consultations regarding the application of GAAP to proposed transactions.

(2)	Tax Fees consist of the aggregate fees billed for professional services rendered by Yount, Hyde & Barbour, P.C. for tax compliance, tax advice, and tax planning.

Audit and Compliance Committee Pre-Approval Policy

The Audit and Compliance Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent registered public accountants. The Audit and Compliance Committee, or a designated member of the committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountants in order to assure that the provisions of such services does not impair the independent registered public accountant’s independence. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit and Compliance Committee at its next scheduled meeting. The Audit and Compliance Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountants to management.

Audit and Compliance Committee Report

The Audit and Compliance Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Virginia Financial Group, Inc.’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and risk assessment and risk management. The committee manages Virginia Financial Group, Inc.’s relationship with its independent registered public accountants (who report directly to the Audit and Compliance Committee). The committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the committee deems necessary to carry out its duties and receive appropriate funding, as determined by the committee, from Virginia Financial Group Inc. for such advice and assistance. All members of the Audit and Compliance Committee satisfy the independence and financial literacy requirements for audit committee membership of the NASDAQ Stock Market. In addition, at least one member of the Audit and Compliance Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication.

The Audit and Compliance Committee operates pursuant to a written charter adopted by the Board of Directors. The committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.

The management of Virginia Financial Group, Inc. has primary responsibility for the Company’s financial reporting process and for preparing the Company’s financial statements. Yount, Hyde and Barbour, P.C., independent registered public accountants of Virginia Financial Group, Inc., are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities for 2004, the Audit and Compliance Committee hereby reports as follows:

1.	The committee has reviewed and discussed the audited financial statements with the management of Virginia Financial Group, Inc.

2.	The committee has discussed with the independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and SEC rules discussed in Final Releases Nos. 33-8183 and 33-8183a.

3.	The committee has received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with the independent registered public accountants the independent registered public accountants’ independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Compliance Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Virginia Financial Group, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

The undersigned members of the Audit and Compliance Committee have submitted this Report to the Board of Directors.

Gregory L. Fisher, Chair

Jan S. Hoover, Vice Chair

P. William Moore, Jr.

STOCK PERFORMANCE GRAPH

The following graph compares the Company’s shareholder return with the return of certain indices for the period beginning December 31, 1999 and ending December 31, 2004.

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Virginia Financial Group, Inc.	100.00	81.11	66.81	91.89	112.30	118.60
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL Bank Index	100.00	118.10	119.29	109.38	147.55	165.34

Shares of the Company’s common stock traded on the OTC Bulletin Board during 1999-2001, and thus were not traded on a national or regional exchange. Trading was generally the result of private negotiation. Accordingly, this graph is not necessarily indicative of how the Company’s common stock would have performed if it had traded on an exchange for the entire period. On January 22, 2002, the Company’s common stock began trading on the NASDAQ National Market, and currently trades under the trading symbol VFGI.

There can be no assurance that the Company’s stock performance in the future will continue with the same or similar trends depicted in the graph above.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit and Compliance Committee has appointed Yount, Hyde & Barbour, P.C., as the independent registered public accountants for the Company for the fiscal year ending December 31, 2005. Yount, Hyde & Barbour, P.C. rendered audit services to the Company during 2004. These services consisted primarily of the examination and audit of the Company’s financial statements, tax reporting assistance, and other audit and accounting matters. Representatives of Yount, Hyde & Barbour, and P.C. are expected to attend the Annual Meeting and will have the opportunity to make a statement and to answer questions if they desire to do so. The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C.

2006 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder intends to propose a matter for consideration at the Company’s 2006 Annual Meeting (other than a director nomination), notice of the proposal must be received in writing by the Company’s Secretary by January 30, 2006. If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2006 Annual Meeting, the proposal must be in proper form and must be received by the Company’s Secretary at its office at 102 South Main Street, P.O. Box 71, Culpeper, Virginia 22701 on or before November 16, 2005.

In addition, the proxy solicited by the Board of Directors for the 2006 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal by January 30, 2006, in writing delivered to the Company’s Secretary.

ANNUAL REPORTS TO SHAREHOLDERS

The Company’s Annual Report to Shareholders for the year ended December 31, 2004, which includes the Company’s audited financial statements prepared in conformity with generally accepted accounting principles, is included herein. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be sent, without charge, to any shareholder upon written request to: Lee M. Kerns, Administrative Assistant, at 102 South Main Street, P. O. Box 71, Culpeper, Virginia 22701.

Copies of the Company’s Annual Report on Form 10-K may also be obtained without charge from the Company’s web site at www.vfgi.net.

OTHER MATTERS

Management knows of no other business to be brought before the Annual Meeting. Should any other business be properly presented for action at the meeting, the shares represented by the enclosed proxy will be voted by the persons named therein in accordance with their best judgment and in the best interests of the Company.

☒ Please mark your votes

as in this example.

FORM OF REVOCABLE PROXY

VIRGINIA FINANCIAL GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 19, 2005

This Proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Virginia Financial Group, Inc. (the Company) hereby appoints the Governance and Nominating Committee as proxy with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of the Company standing in the name of the undersigned as of March 4, 2005, at the Annual Meeting of Shareholders to be held Tuesday, April 19, 2005, at 10:00 a.m. at the Omni Hotel, 235 West Main Street, Charlottesville, Virginia, or any adjournments thereof, on each of the following matters:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all director nominees in Proposal One and FOR approval of Proposal Two. If any other matter shall be brought before the meeting, the shares represented by this proxy will be voted in the discretion of the proxy agents.

(Continued and to be signed on Reverse Side)

Annual Meeting of Shareholders

VIRGINIA FINANCIAL GROUP, INC.

April 19, 2005

Please Detach and Mail in the Envelope Provided

1. To elect four (4) Class I directors to serve until the 2008 Annual Meeting of Shareholders, or until their successors are elected and qualified, as instructed below.

Nominees:

E. Page Butler

Gregory L. Fisher

Christopher M. Hallberg

Martin F. Lightsey

☐ For	☐ Withhold	☐ For All Except

(Instruction: To withhold authority to vote for any individual nominee, mark “For All Nominees Except” and write that nominee’s name on the space provided below.)

——————————————————————————————————————-

2. To ratify the appointment of Yount, Hyde & Barbour, P.C., as independent registered public accountants for the fiscal year ending December 31, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Signature                                                                                                                                                     Dated:                     , 2005

NOTE: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

☐ Please check this box if you plan to attend the meeting.

PLEASE ACT PROMPTLY

SIGN, DATE AND MAIL YOUR PROXY CARD TODAY